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                                                                  EXHIBIT 10.24

                             EMPLOYMENT AGREEMENT

  Agreement made as of September 27, 1996, between MAPINFO CORPORATION, One Global View, Troy, New York 12180 ("MapInfo" or "Company"), and John C. Cavalier, an individual residing at 3804 Silver Falls Court, Plano, Texas (the "Employee").

1. EMPLOYMENT AND TERM.

  MapInfo agrees to employ the Employee as President and Chief Executive Officer of the corporation for a period of two years, beginning on the date employment commences and ending two years later (the "Contract Expiration Date"). The Employee agrees to commence such employment on or before November 4, 1996, agrees to aid in managing the operations of MapInfo under the supervision of the Board of Directors of MapInfo, agrees to serve as a member of the Board of Directors of the Corporation, agrees to perform such other services as shall from time to time be assigned to him by the Board of Directors, and agrees to devote diligently and competently, his entire business time, skill and attention to such services.

2. COMPENSATION AND BENEFITS.

  A. The Employer shall pay to the Employee a salary of not less than $250,000 per annum. Employee's salary shall be payable in accordance with the standard payroll practices of the Employer. The Employee's annual salary may be increased from time to time in accordance with the normal business practices of the Employer and, if so increased, shall not thereafter be decreased, except by the mutual agreement of the parties.

  B. The Employer shall reimburse the Employee for all reasonable out-of-pocket expenses incurred in connection with the performance of his duties hereunder, payable in accordance with the standard expense account procedures of the Employer.

  C. The Employee shall be entitled to participate on the same basis, subject to the same qualifications, as other employees of the Employer in any disability, pension, life insurance, health insurance, hospitalization and other fringe benefit plans in effect with respect to employees of the Employer, in accordance with the written terms of said plans which shall be controlling.

  D. The Employer shall purchase such additional medical, disability, life insurance or any other fringe benefit programs of the Employee's choosing up to a maximum amount of $20,000 per annum. The income tax implications of this compensation shall be the responsibility of Employee.

  E. In addition to his salary, the Employee will be eligible to earn each year during the term of his employment incentive compensation in amounts to be determined by the Compensation Committee of the Board of Directors based on the Company's and the Employee's performance during each fiscal year. $125,000 per annum may be earned, payable quarterly, for achieving targeted Company and personal objectives and $125,000 per annum may be earned, payable 45 days after the end of the fiscal year, for achieving super objectives. Incentive compensation for the fiscal year ending September 30, 1997 shall be prorated from the Employee's first day of full time employment under this Agreement. The Employee's annual incentive compensation target may be increased from time to time in accordance with the normal business practices of the Employer and, if so increased, shall not thereafter be decreased, except by the mutual agreement of the parties.

  F. On the earlier of (a) the commencement date of a consulting engagement between Cavalier and MapInfo and (b) the Employee's first day of employment, the Employee shall be granted 200,000 non-qualified stock options under the 1993 Stock Incentive Plan in accordance with the provisions of the attached plan. The exercise price of the options shall be the fair market value of MapInfo Common Stock on the date of the option grant. 25% of such options will vest on each of the four anniversary dates of the grant date.
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  G. To assist in relocation, Employee shall be entitled to borrow up to
     $200,000 from MapInfo at no (0%) interest for expenses reasonably incurred by him in relocating his immediate family, including costs of selling his present Texas residence, closing costs on the purchase of new home in the Capital District, moving household goods, temporary living costs during the relocation period, other reasonable incidental costs, and the personal tax consequences thereof. One half of such loan will be forgiven on the one year anniversary date of Employee's permanent relocation to the Capital District, provided he is employed by MapInfo at that time. The second half will be forgiven on the second anniversary date of Employee's permanent relocation to the Capital District provided he is employed by MapInfo at that time. If the Employee was terminated by the Employer for other than Cause, the loan shall be forgiven. In all other instances of termination of employment prior to that second anniversary date, the loan will be immediately due and payable.

3. INTELLECTUAL PROPERTY, CONFIDENTIAL INFORMATION AND NON-COMPETITION.

  The Employee shall have executed the attached Employee Intellectual Property, Confidential Information and Non-Competition Agreement prior to commencement of employment.

4. IRREPARABLE INJURY.

  The Employee acknowledges that any violation by him of Article 3 of this Agreement may cause the Employer irreparable injury. In the event of a breach or threatened breach by the Employee of the provisions of Article 3 of this Agreement, the Employer shall be entitled to an injunction restraining the Employee from violating the terms thereof, from disclosing to any person, firm, corporation, association or other entity, whether or not the Employee is then employed by, or an officer, director, or owner thereof, any Proprietary Information. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from the Employee. Both parties hereto recognize that the services to be rendered by the Employee during the term of his employment are special, unique and of extraordinary character.

5. EARLY TERMINATION.

  A. The Employee's employment hereunder may be terminated prior to the Contract Expiration Date only under the following circumstances:

    1. The death of the Employee;

    2. A mental, physical or other disability or condition of the Employee which renders the Employee incapable of performing his obligations under this Agreement for a period of three (3) consecutive months;

    3. By the Employee for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (i) a failure by the Employer to comply with any material provision of this Agreement which has not been cured within ten (10) days after written notice of such noncompliance has been given by the Employee to the Employer, or
       (ii) a change in control of Employer.

    4. By the Employer for Cause. For purposes of this Agreement, the Employer shall have "Cause" to terminate the Employee's employment hereunder upon (a) the willful and continued failure by the Employee to substantially perform his duties hereunder (other than any such failure resulting from the Employee's incapacity due to physical or mental illness), or (b) the willful engaging by the Employee in misconduct which is materially injurious to the Employer, monetarily or otherwise, or (c) of the willful violation by the Employee of the provisions of the Nondisclosure Agreement.

  B. Any termination of the Employee's employment by the Employer or by the Employee shall be communicated by written Notice of Termination to the other party hereto.
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  C. "Date of Termination" shall mean (1) if the Employee's employment is terminated by his death, the date of his death, (2) if the Employee's employment is terminated by reason of the event specified in subsection
     A.2. above, thirty (30) days after Notice of Termination is given (provided that the Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period),
     (3) if the Employee's employment is terminated for Cause pursuant to subsection A.3. above, the date the Notice of Termination is given or later if so specified in such Notice of Termination, and (4) if the Employee's employment is terminated for any other reason, the date on which a Notice of Termination is given. If within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notified the other party that a dispute exists concerning the termination, the Date of Termination shall be the date fixed, either by arbitration award or by a final judgment, order or decree of a court of competent jurisdiction.

6. COMPENSATION UPON EARLY TEMINATION OR DISABILITY.

  A. During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), the Employee shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to Article 5, subsection A.2. hereof, provided that payments so made to the Employee during the disability period shall be reduced by the sum of the amounts, if any, payable to the Employee at or prior to the time of any such payment under disability benefit plans of the Employer and which were not previously applied to reduce any such payment.

  B. If the Employee's employment is terminated by his death, the Employer shall have no further payment obligations to Employee other than those arising from his employment prior to his death.

  C. If the Employee's employment shall be terminated for Cause, the Employer shall pay the Employee his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and any incentive compensation earned under Article 2, section E through the Date of Termination and the Employer shall have no further obligations to the Employee under this Agreement.

  D. If the Employee shall terminate his employment by resigning for other than Good Reason, the Employer shall pay the Employee his full salary through the Date of Termination at that rate in effect at the Notice of Termination is given, and any incentive compensation earned under
     Article 2, section E as of the Date of Termination.

  E. If (1) the Employee's employment shall be terminated by MapInfo for reasons other than pursuant to Article 5, section A.1, A.2 or A.4 hereof or (2) if the Employee shall terminate his employment for Good Reason, then

    a) the Employer shall pay the Employee his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and any incentive compensation earned under
       Article 2, section E as of the Date of Termination;

    b) the Employer shall, in addition, pay as severance pay to the Employee a sum equal to the Employee's annual salary in effect at the Date of Termination in a lump sum on or before the tenth day following the Date of Termination;

    c) and the Employer shall continue the Employee's health and dental insurance coverage for the one year period following the Date of Termination on the same terms as provided to other employees of the Employer.

  F. Upon any change in control of the Employer, all outstanding stock options of Employee to purchase common stock of Employer not theretofore exercisable by Employee shall be and become immediately exercisable as of the date of such change in control of Employer for such period and upon such terms that are provided in the stock option plan.

7. NOTICES.

  All communications and notices hereunder shall be in writing.
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8. ENTIRE AGREEMENT.

  This Agreement and the agreements and exhibits referred to herein constitute the entire understanding between that parties and supersede and cancel all prior agreements or understandings between the parties hereto. No waiver or modification of the terms hereof shall be valid unless in writing signed by both parties hereto and only to the extent therein set forth.

9. SUCCESSORS.

  A. The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such agreement prior to the effectiveness of any such succession shall, at Employee's option to treat it as such, be a breach of this Agreement, except that for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Employer" shall mean the Employer as herein above defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Article 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of the law.

  B. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, personal representatives, successors and assigns; provided, however, that except as provided in this Article 9, this Agreement may not be assigned by either of the parties hereto. If the Employee should die while any amounts would still be payable to him, all such amounts earned, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's designee or, if there be no such designee, to the Employee's estate.

10. ARBITRATION.

  Except as otherwise provided in Article 4, any dispute or claim relating to or arising out of the employment of the Employer, whether based on contract or tort or otherwise, but not including statutory claims, shall be subject to final and binding arbitration in the State of New York in accordance with the applicable commercial arbitration rules of the American Arbitration Association in effect at the time the claim or dispute arose. The arbitrators shall have jurisdiction to determine any such claim, and may grant any relief authorized by law for such claim. The arbitrators' decision shall be based on and supported by written findings of fact and conclusions of law. Any claim or dispute subject to arbitration shall be deemed waived, and shall be forever barred, if arbitration is not initiated within twelve (12) months of the date the claim or dispute first arose.

11. GOVERNING LAW.

  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the choice of law provisions thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date and year first written above.

EMPLOYEE:

                                          MAPINFO:

/s/ John C. Cavalier 9/28/96              /s/ Michael D. Marvin 10/1/96
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John C. Cavalier                          By __________________________________